SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                            CALLOWAY'S NURSERY, INC.
                            ------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)

                                   131255101
                                 --------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ].

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                Page 1 of 4 Pages

CUSIP No.                           13G              Page 2 of 4 Pages



1.        NAME OF REPORTING PERSON
          SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

          STUART E. WILKENING
          --------------------------------------------
          326 42 1867
          --------------------------------------------



2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                                 (a) [  ]
                                                                 (b) [  ]

3.        SEC USE ONLY



4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
          ------------------------------------



NUMBER            5.       SOLE VOTING POWER              275,700
OF SHARES
BENEFICIALLY      6.       SHARED VOTING POWER          ___________
OWNED BY EACH
REPORTING         7.       SOLE DISPOSITIVE POWER       ___________
PERSON WITH
                  8.       SHARED DISPOSITIVE POWER     ___________

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          275,700
          --------------------------


10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [  ]



11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.98%
          --------------------------


12.       TYPE OF REPORTING PERSON*

          IN
          --------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


Item 1(a) Name of Issuer      CALLOWAY'S NURSERY, INC.
                              --------------------------





Item 1(b) Address of Issuer's Principal Executive Offices:

          4200 AIRPORT FREEWAY
          ----------------------------

          FORT WORTH, TEXAS 76117-6200
          ----------------------------


Item 2(a) Name of Person Filing:

          STUART E. WILKENING
          ----------------------------


Item 2(b) Address of Principal Business Office or, if none, residence:

          348 ANCORA DRIVE W.
          ----------------------------

          LITCHFIELD PARK, AZ 85340
          ----------------------------


Item 2(c) Citizenship

          U.S.A.
          ----------------------------


Item 2(d) Title of Class of Securities

          COMMON STOCK
          ----------------------------


Item 2(e) CUSIP No.

          131255101
          ----------------------------


Item 3    Statement Filed Pursuant to Rules 13d-1(b) or 13d-2(b):

          NOT APPLICABLE
          ----------------------------


Item 4(a)         Amount Beneficially Owned:

          275,700
          ----------------------------


Item 4(b)         Percent of Class:

          4.98%
          ----------------------------


Item 4(c)         Number of Shares as to Which Such Person has:

                  (i)      sole power to vote or direct the vote

                   275,700
                   --------------------------

                  (ii)     shared power to vote or to direct the vote

                   --------------------------

                  (iii)    sole power to dispose or to direct the disposition of

                  --------------------------

                  (iv) shared power to dispose or to direct the disposition of

                  --------------------------

                                Page 3 of 4 Pages

Item 5            Ownership of Five Percent or Less of a Class:

                  IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF 12/31/98 THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES,
                  CHECK THE FOLLOWING   [X]


Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                  NOT APPLICABLE
                  --------------------------


Item 7            Identification and Classification of the Subsidiary
                  Which Acquired the Security Being Reported on by the Parent Holding Company:

                  NOT APPLICABLE
                  --------------------------


Item 8            Identification and Classification of Members of the Group:

                  NOT APPLICABLE
                  --------------------------


Item 9            Notice of Dissolution of Group:

                  NOT APPLICABLE
                  --------------------------


Item 10           Certification:

                  NOT APPLICABLE
                  --------------------------



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    1/19/99
      ---------------------


                                            /s/ STUART WILKENING
                                                -----------------------



                                Page 4 of 4 Pages